Exhibit 99.1

Firstgold Corp.

News Releases

Cameron Park, California, May 13, 2008 - Firstgold Corp. (TSX: FGD, OTCBB: FGOC) is pleased to announce that at the open 9:30 am EST Wednesday May 14, 2008 Firstgold's common shares will be posted for trading under the symbol FGD.

Firstgold CEO, Steve Akerfeldt said "Our TSX listing is an important milestone for the company as well as a significant accomplishment. Over the past year, we have succeeded in raising approximately $20 million in working capital for the development of our Relief Canyon project. Relief Canyon is located outside Lovelock Nevada on the site of the previously producing Pegasus Gold Mine. The Relief Canyon Gold Mine Project recently had its Plan of Operation reinstated in the State of Nevada. We look forward to executing on our business plan of conducting extensive drilling and development analysis on the project."

Firstgold will continue to trade on the OTCBB under the symbol of FGOC. Firstgold Corp. currently leases over 35,000 acres of prime exploration property in Nevada, including 965 acres at Relief Canyon, its principal project. Additional information about Firstgold Corp. can be found by visiting its web site at www.firstgoldcorp.com or by contacting Steve Akerfeldt. Chief Executive Officer at 647-409-6776 or by email at info@firstgoldcorp.com.

Safe Harbor Statement
The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. Although Firstgold Corp. believes that the expectations reflected in such forward-looking statements are reasonable; the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Firstgold Corp. cautions investors that any forward-looking statements made by Firstgold Corp. are not guarantees of future performance and those actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, risks and uncertainties regarding the actual mineralization of Firstgold Corp.'s mining properties, the unproven nature of and potential changes to Firstgold Corp.'s business model, the risk that the capital and other resources that Firstgold Corp will need to exploit its business model will not be available, and the risks discussed in Firstgold Corp's Form 10-KSB and in Firstgold Corp.'s 10-QSBs and in Firstgold Corp.'s other filings with the Securities and Exchange Commission.
Contact Information: info@firstgoldcorp.com